Exhibit 10.2
GUARANTY
GUARANTY, dated as of June 27, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), made by PRINCIPAL CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (“Buyer”).
W I T N E S S E T H:
WHEREAS, Buyer and PCREDIT Levered B, LLC, a Delaware limited liability company (the “Seller”), are parties to that certain Master Repurchase Agreement and Securities Contract dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);
WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and
WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer.
NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:
ARTICLE I.
DEFINED TERMS
(a)Unless otherwise defined herein, capitalized terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.
“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted, immediately available borrowing capacity which may be drawn (not including required reserves, fees and discounts) upon by such Person without condition (except for customary notice conditions) (and to the extent not otherwise pledged to any other Person) under any unsecured term or revolving credit facilities of such Person (but only to the extent that no default or event of default exists thereunder) which are made available by financial institutions whose short term unsecured debt is rated at least “A-1” by S&P and “P-1” by Moody’s, and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a short-term unsecured debt rating to such financial institution, and whose long term unsecured debt is rated at least “A+” by S&P and “A1” by Moody’s and has an equivalent or higher rating by each other nationally recognized statistical ,rating organization that provides a long-term unsecured debt rating to such financial institution.
“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Equivalents” shall mean, with respect to any Person and its Consolidated Subsidiaries, and any date, to the extent owned by such Person or any of its Consolidated Subsidiaries free and clear of all liens and having a maturity of not greater than ninety (90) days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Purchaser or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
“Consolidated EBITDA” shall mean, for any Test Period, with respect to Guarantor and its Consolidated Subsidiaries, determined on a combined basis in the aggregate, an amount equal to the Consolidated Net Income (or loss) of Guarantor for such period, (a) plus, to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Interest Expense for such period, (ii) depreciation and amortization expense, (iii) income taxes, (iv) non-recurring items reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) costs of investments not consummated, (vi) debt extinguishment charges, and (vii) extraordinary losses, and (b) minus, to the extent added in calculating such Consolidated Net Income, without duplication: (i) extraordinary gains and (ii) non-cash non-recurring gains, determined, in each case, on a consolidated basis without duplication.
“Consolidated Net Income” shall mean, with respect to any Test Period, the sum of all net income of Guarantor and its Consolidated Subsidiaries, determined, in each case, on a consolidated basis in accordance with the GAAP.
“Consolidated Subsidiaries” shall mean, with respect to any Person and any date, any and all Subsidiaries of such Person that are consolidated with such Person in accordance with the GAAP.
“Intangible Assets” shall mean those assets of a Person (whether having determinate or indeterminate lives) that lack physical substance (other than accounts receivable) and that are considered under GAAP to be intangibles but, in any event, shall include, without limitation, goodwill, deferred financing costs, organizational costs and patent, copyright, franchise, trademark, customer contracts and relationships, covenants not to compete, technology and process costs and related amounts and capitalized research and development costs included on a balance sheet of such Person.
“Interest Coverage Ratio” shall mean, as of the last day of any Test Period, Consolidated EBITDA for the related Test Period, divided by Interest Expense for such Test Period.
“Interest Expense” shall mean, with respect to Guarantor and its Consolidated Subsidiaries in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of Guarantor, determined on a consolidated basis, whether paid or accrued, without duplication, consolidated interest expense of Guarantor and its Consolidated Subsidiaries, whether paid or accrued, without deduction of consolidated interest income of Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.
“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Total Indebtedness (excluding amounts outstanding under any subscription financing line of credit secured by Net Available Capital Commitments) to (ii) Total Assets.

“Liquidity” shall mean, with respect to any Person and any date, the sum of (i) unrestricted Cash and Cash Equivalents of such Person, (ii) Available Borrowing Capacity of such Person and (iii) Net Available Capital Commitments of such Person, all on or as of such date.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors-in-interest.
“NAV” shall mean, with respect to Guarantor, (i) the value of the assets of Guarantor, computed in accordance with the methodology and practices in use by Guarantor as of the date hereof, minus (ii) the total liabilities of Guarantor, computed in accordance with the methodology and practices in use by Guarantor as of the date hereof, in each case, determined in good faith, in accordance with GAAP and with valuations otherwise based on current market information and established procedures.
“Net Available Capital Commitments” shall mean, as of any date of determination with respect to Guarantor, calculated, without duplication and determined for Guarantor on an aggregate basis, the amount of any unfunded, unconditional, unencumbered (except for encumbrances in respect of customary pledges of capital commitments in support of a subscription credit facility), irrevocable, uncalled capital commitments of investors in the Guarantor, callable as of right by the Guarantor that are (a) payable in cash; (b) readily available to be called by the Guarantor without condition from time to time other than notice and similar administrative conditions; and (c) from an investor (i) that is not subject to an Act of Insolvency and (ii) that has not previously failed to fund any other capital call under a partnership agreement, subscription agreement or another similar agreement.
“Non-Recourse Indebtedness” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, without duplication, any of the following: (i) Indebtedness under convertible debt notes not subject to margin calls, (ii) recourse Indebtedness arising solely by reason of customary recourse carve-outs under a non-recourse guaranty or agreement, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities, but, in any case, only to the extent that no full recourse condition under the applicable guaranty or agreement has been triggered and no claim has been made or threatened to be made under the applicable guaranty or agreement, and (iii) any springing recourse obligations (including guarantee obligations) of such Person (or any of its consolidated Subsidiaries) in connection with the issuance of, and obligations under, the securities or related instruments or certificates in a collateralized loan obligation transaction for which the related recourse trigger has not occurred and with respect to which no claim has been made.
“S&P”: shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors-in-interest.
“Tangible Net Worth” shall mean, with respect to any Person and any date, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person and its Consolidated Subsidiaries, as determined in accordance with the GAAP minus (i) Intangible Assets included in the foregoing and (ii) prepaid taxes and/or expenses, all on or as of such date.
“Test Period” shall mean, with respect to the last day of any fiscal quarter (the “Testing Quarter”) , the time period from the first day of the fiscal quarter beginning twelve months prior to the last day of the Testing Quarter, through and including the last day of the Testing Quarter.
“Total Assets” shall mean, with respect to any Person on any date, (i) an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, less (ii)(A) amounts owing to such Person or any of its Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (B) Intangible Assets and (C) prepaid taxes and expenses, all on or as of such date and determined in accordance with GAAP.
“Total Indebtedness” shall mean, with respect to Guarantor and its Consolidated Subsidiaries, as of any date of determination, the aggregate Indebtedness of the Guarantor and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness of all non-Consolidated Subsidiaries of Guarantor as of such date other than Non-Recourse Indebtedness, including, in each case, all Indebtedness incurred under the Repurchase Agreement (excluding non-recourse Indebtedness).
(b)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.
ARTICLE II.
NATURE AND SCOPE OF GUARANTY
(a)Guaranty of Obligations. The Guarantor’s guaranteed obligations (the “Guaranteed Obligations”) are as follows:
(i)Guarantor hereby irrevocably and unconditionally guarantees and promises to Buyer and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) subject to clause (iii) below, all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Transaction Documents (the “Limited Recourse Obligations”); (b) all reasonable out of pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and expenses) (collectively, “Costs”) that are incurred by Buyer in the enforcement of any obligation of Guarantor under this Guaranty; and (c) all actual losses, damages and Costs that are incurred by Buyer as a direct or indirect consequence of any of the following events:
(1)any fraud, intentional misrepresentation, gross negligence, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents, any Purchased Asset or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(2)any Obligor’s or any of its Affiliates’ intentional misapplication, misappropriation or conversion of any Income or other amounts received from any Purchased Asset;
(3)either Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or any remedies pursued by Buyer due to such Event of Default which is frivolous, brought in bad faith, without merit (in the case of a defense) or unwarranted (in the case of a request for judicial intervention or injunctive or other equitable relief);
(4)either Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset or any Collateral, other than, in each case, liens that are permitted by the Transaction Documents; and
(5)any material breach of any representations and warranties contained in any Transaction Document by either Obligor including but not limited to any representations and warranties relating to (A) environmental laws, (B) any indemnity for costs incurred in connection with the violation of any environmental law, (C) the correction of any environmental condition, or (D) the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law, in each case to the extent affecting Seller’s or any of Seller’s Affiliates’ properties or any of the Purchased Assets; provided, that the guarantee set forth in this Article II(a)(i)(5) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure, or other similar proceeding;
(6)any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A) recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Buyer, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended;
(7)either Obligor or any of its Affiliates seeks to contest, challenge, deny or repudiate (other than with respect to any defense made in good faith): (a) the validity of any provision of the Transaction Documents, (b) any right or remedy of Buyer under any of the Transaction Documents, (c) any obligation, covenant, agreement or duty of Obligor or any of its Affiliates under any of the Transaction Documents or (d) any Lien, security interest or control granted under or in connection with the Transaction Documents, Collateral or any Purchased Asset;
(8)any material breach by Seller, Guarantor or any Affiliate of Seller or Guarantor of the separateness covenants contained in the Repurchase Agreement that results in the substantive consolidation of the assets and liabilities of Seller with those of Guarantor; or
(9)any Change of Control which Buyer does not consent to in writing.

(ii)Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Article II(a)(iii) hereof with respect to the Limited Recourse Obligations shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Buyer and its successors and assigns, in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately upon the occurrence of:
(1)with respect to any Obligor: (A) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Buyer); (B) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or assistance of any such Person or its Affiliates or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors (other than Buyer).
(iii)Notwithstanding anything herein to the contrary, solely with respect to the Guaranteed Obligations set forth in clause (i)(a) of this Article II(a), the maximum aggregate liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate Repurchase Price of all Purchased Assets.
(b)Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor until such time as the Guaranteed Obligations are paid or otherwise discharged and satisfied in full. This Guaranty may be enforced by Buyer and any successor, endorsee, transferee or assignee (each, an “Assignee”) of Buyer’s rights and obligations under the Repurchase Agreement, in proportion to the percentage interest therein owned by such Assignee, and shall not be discharged by the assignment or negotiation of all or part thereof.
(c)Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, other than any notice to the Seller expressly required by the Repurchase Agreement or any other Transaction Document. The obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.
(d)No Duty to Pursue Others. It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.
(e)Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Buyer to Seller or any purchases of the Purchased Assets made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Repurchase Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, (ix) any other action at any time taken or omitted by Buyer and (x) all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.
(f)Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Buyer, pay Buyer all out-of-pocket costs and expenses (including, without limitation, court costs and the reasonable fees and expenses of counsel) actually incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.
(g)Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof, received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Buyer shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.
(h)Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable to Seller or Buyer for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Repurchase Obligations and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Buyer for a period of ninety-one (91) days following the final payment of the last of all of the Repurchase Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Buyer may determine.
(i)Taxes. In addition to and notwithstanding anything herein to the contrary, Guarantor, to the extent not paid by Seller, shall pay additional amounts to, and indemnify Buyer with respect to, Covered Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Guaranty to the same extent as the Seller would have paid such additional amounts and indemnified Buyer with respect to such Taxes under Article 5(j) of the Repurchase Agreement as if Guarantor were the Seller under the Repurchase Agreement, provided, however, that in no event shall amounts payable pursuant to this Article II(i) be in duplication of Costs payable pursuant to Article II(a)(i) of this Guaranty. Each provision of Article 5(j) of the Repurchase Agreement is incorporated by reference herein as applicable.
(j)Seller. The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.
ARTICLE III.
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:
(a)Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Buyer, or any other parties, pertaining to the Repurchase Obligations.
(b)Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller.
(c)Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the

Repurchase Obligations or the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.
(d)Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Repurchase Obligations and Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Repurchase Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason.
(e)Release of Obligors. Any full or partial release of the liability of Seller on the Repurchase Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantor, that other parties will be liable to pay or perform the Repurchase Obligations or Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the Repurchase Obligations or Guaranteed Obligations.
(f)Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Repurchase Obligations or Guaranteed Obligations.
(g)Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Repurchase Obligations or Guaranteed Obligations.
(h)Care and Diligence. Except to the extent the same shall result from the bad faith, gross negligence, willful misconduct, illegal acts or fraud of Buyer or its Affiliates, the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer (i) to take or prosecute any action for the collection of any of the Repurchase Obligations or Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Repurchase Obligations or Guaranteed Obligations.
(i)Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Repurchase Obligations or Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Repurchase Obligations.
(j)Offset. The liabilities and obligations of Guarantor to Buyer or its Affiliates hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Repurchase Obligations or Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Repurchase Obligations or Guaranteed Obligations (or the transactions creating the Repurchase Obligations or Guaranteed Obligations).
(k)Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.
(l)Preference. Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.
(m)Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Buyer, any other action taken or omitted to be taken with respect to the Transaction Documents, the Repurchase Obligations, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
To induce Buyer to enter into the Transaction Documents, Guarantor represents and warrants to Buyer as follows:
(a)Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.
(b)Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Repurchase Obligations or Guaranteed Obligations; however, as between Buyer and

Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty and agrees to keep adequately informed of any facts, events or circumstances that might, in any way, affect Guarantor’s risks hereunder.
(c)No Representation by Buyer. Neither Buyer nor any other party on Buyer’s behalf has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.
(d)Guarantor’s Financial Condition. As of the date hereof, Guarantor is, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, Solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.
(e)Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified, and in good standing in each jurisdiction where such licensing or qualification is necessary for the transaction of Guarantor’s business, except where failure to be so licensed or qualified would not be reasonably expected to have a Material Adverse Effect, (iii) has the power to own its properties and to transact the businesses in which it is now engaged.
(f)Authority. Guarantor represents that (A) it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and (B) each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.
(g)Due Execution. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.
(h)Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(i)Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty, other than consents which have been obtained and which are in full force and effect.
(j)Licenses and Permits. Guarantor possesses all rights, licenses, permits, and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where failure to be so licensed or authorized would not be reasonably expected to have a Material Adverse Effect.
(k)Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Guarantor, (B) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent that such breach would be reasonably likely to have a Material Adverse Effect, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, to the extent that such breach would be reasonably likely to have

Material Adverse Effect, or (D) any Requirement of Law applicable to Guarantor in any material respect.
(l)Litigation/Proceedings. As of the date hereof, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (B) if adversely determined, would be reasonably likely to have a Material Adverse Effect.
(m)No Outstanding Judgments. Except as disclosed to Buyer, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America, in each case, for an amount in excess of the Guarantor Threshold.
(n)Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority to the extent that any such default would be reasonably likely to have a Material Adverse Effect.
(o)Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act.
(p)Taxes and Other Charges. Guarantor has filed or caused to be filed all U.S. federal and material state, local and other Tax returns or reports thereto that would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income and assets otherwise due and payable on or before the date hereof (whether or not shown on such Tax returns) except for any such Taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount. No Tax liens have been filed against any of Guarantor’s assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP, and no claims are being asserted in writing with respect to any such Taxes.
All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations and termination of the Repurchase Agreement.
ARTICLE V.
COVENANTS OF GUARANTOR
Guarantor covenants and agrees with Buyer that, until payment in full of all Guaranteed Obligations (other than inchoate obligations) and termination of the Repurchase Agreement:
(a)Guarantor Notices
(i)Default or Event of Default. Guarantor shall, as soon as possible but in no event later than five (5) Business Days after obtaining Knowledge of such event, notify Buyer of the occurrence of any Default or Event of Default.
(ii)Other Defaults. Guarantor shall promptly, and in any event within five (5) Business Days after it acquired Knowledge thereof, notify Buyer of any monetary or material non-monetary default (beyond all applicable notice, grace and cure periods) or event of default on the part of Guarantor under any Indebtedness or other material Contractual Obligations of Guarantor.
(iii)Litigation and Judgments. Guarantor shall promptly (and in any event within five (5) Business Days after obtaining Knowledge thereof) notify Buyer of the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding affecting Guarantor or any of its Subsidiaries which (A) relates to a Purchased Asset, (B) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (C) makes a claim against Guarantor in an aggregate amount greater than the Guarantor Threshold or (D) individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.
(iv)Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Buyer not less than ten (10) Business Days written notice after the taking of such action.
(b)Reporting. Guarantor shall deliver (or cause to be delivered) to Buyer all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 11(b) of the Repurchase Agreement.
(c)Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve (x) its legal existence and (y) all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty to the extent in the case of clause (y) that failure to do so would result in a Material Adverse Effect.
(d)Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject and (iii) in all material respects with any Requirement of Law applicable to it.
(e)Books of Record and Accounts. Guarantor shall at all times keep proper books, records and accounts in which entries that are full, true and correct in all material respects shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied.
(f)Taxes and Other Charges. Guarantor shall timely file or cause to be filed all U.S. federal and material state, local and other Tax returns required to be filed by it and shall timely pay and discharge all Taxes, levies, assessments, liens and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge, lien or levy the payment of which is being contested in good faith and by proper proceedings diligently conducted and against which adequate reserves are being maintained in accordance with GAAP.
(g)Due Diligence. Guarantor shall permit Buyer to conduct continuing due diligence in accordance with Article 28 of the Repurchase Agreement.
(h)No Change of Control. Guarantor shall not, without the prior consent of Buyer, permit or suffer a Change of Control to occur.

(i)Notices. Guarantor shall give notice to Buyer promptly after having Knowledge of the occurrence of any Default or Event of Default.
(j)Limitation on Distributions. After the occurrence and during the continuation of any monetary or material non-monetary Default or Event of Default or the breach of any of the financial covenants set forth in Article V(l) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided that, Guarantor may distribute the minimum amount of cash required to be distributed so that Guarantor can maintain its status as a “real estate investment trust” under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code.
(k)Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.
(l)Financial Covenants. Guarantor shall at all times satisfy the following financial covenants, as determined quarterly following the end of each fiscal quarter of Guarantor on a consolidated basis in accordance with GAAP, consistently applied:
(i)Tangible Net Worth. Guarantor shall not, (A) so long as its NAV is less than One Billion Dollars and 00/100 ($1,000,000,000.00), permit its Tangible Net Worth at any time to be less than the product of (x) 75.0% multiplied by (y) the positive difference between (I) the aggregate net cash proceeds of Guarantor’s life-to-date equity subscriptions minus (II) the aggregate amount of Guarantor’s life-to-date equity redemptions, in each case, as of the applicable date of determination, or (B) so long as its NAV is equal to or greater than One Billion Dollars and 00/100 ($1,000,000,000.00), permit its NAV at any time to be less than One Billion Dollars and 00/100 ($1,000,000,000.00);
(ii)Liquidity. (A) Commencing with respect to the fiscal quarter ending June 30, 2025, Guarantor shall not permit its Liquidity to fall below Five Million Dollars and 00/100 ($5,000,000.00), and (B) with respect to each fiscal quarter thereafter, Guarantor shall not permit its Liquidity to fall below the greater of (x) Fifteen Million Dollars and 00/100 ($15,000,000.00) and (y) five percent (5%) of the aggregate outstanding Purchase Price of all Purchased Assets; provided that, for purposes of any calculation of Liquidity under this Article V(l)(ii), unrestricted Cash and/or Cash Equivalents shall constitute no less than fifty percent (50%) of any such calculation of Liquidity;
(iii)Leverage Ratio. Commencing with respect to the fiscal quarter ending June 30, 2025, Guarantor shall not permit its Leverage Ratio to be greater than eighty percent (80%); and
(iv)Interest Coverage Ratio. (A) Commencing with respect to the fiscal quarters ending June 30, 2025 and September 30, 2025, Guarantor shall not permit its Interest Coverage Ratio to be less than 1.30 to 1.00, and (B) with respect to each fiscal quarter thereafter, Guarantor shall not permit its Interest Coverage Ratio to be less than 1.40 to 1.00.

(m)Non-Assignability. Guarantor may not assign any of its rights or obligations under this Guaranty or any other Transaction Document without the prior written consent of Buyer and any attempt by Guarantor to assign any of its rights or obligations under this Guaranty or the other Transaction Documents without the prior written consent of Buyer shall be null and void.
(n)MFN Financial Covenant. Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that Guarantor, Seller or any Subsidiary of Guarantor has entered into or shall enter into or amend any other comparable commercial real estate loan revolving repurchase agreement or revolving secured warehouse facility to finance floating rate bridge or transitional commercial real estate loans substantially similar to the Purchased Assets (but excluding any single asset financing) with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding covenant in this Article V at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in this Article V and such financial covenant is more restrictive as to Guarantor than the corresponding covenant in this Article V as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) Guarantor shall promptly notify Buyer in writing of the effectiveness of such MFN Covenant and (B) in the sole discretion of Buyer, this Article V will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in this Article V (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to Buyer of the same (each an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, the financial covenants in this Article V will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in clauses (l)(i), (l)(ii), (l)(iii) and/or (l)(iv) of this Article V. Promptly upon written request by Buyer (which may be sent by electronic mail), Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.
ARTICLE VI.
SET-OFF
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Buyer a right, following the occurrence and during the continuance of an Event of Default, to set-off, without notice to Guarantor, any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Guarantor to Buyer or any Affiliate of Buyer against (i) any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Buyer or its Affiliates to Guarantor, (ii) any and all deposits

(general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).
Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Guarantor under the Transaction Documents or this Guaranty, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY GUARANTOR UNDER THIS GUARANTY, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.
ARTICLE VII.
MISCELLANEOUS
(a)Waiver. No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Buyer hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Buyer and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).
(b)Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by telecopier (with answerback acknowledged), provided that such telecopier notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail; in the case of notice to the Buyer, to the address specified below and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by

Guarantor or Buyer, as the case may be, in a written notice to the other in the manner provided for in this Article VII(b). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (3) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (4) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopier notice was also delivered as required in this Article VII or (5) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof. A party receiving a notice that does not comply with the technical requirements for notice under this Article VII may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Attn: Lindsay DeChiaro/Chris Cho
Email: Lindsay.dechiaro@citi.com/chris.cho@citi.com

with a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Brian Krisberg, Esq.
Email: bkrisberg@sidley.com

Guarantor:	Principal Credit Real Estate Income Trust 711 High Street Des Moines, Iowa 50392 Attn: Rachel Parker Email: Parker.Rachel@principal.com

with a copy to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attn: Daniel L. Stanco, Esq. Email: daniel.stanco@ropesgray.com
(c)GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(d)SUBMISSION TO JURISDICTION; WAIVERS.
(i)Guarantor and Buyer irrevocably and unconditionally (A) submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction and

(B) waive, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(ii)To the extent that Guarantor or Buyer has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor and Buyer hereby irrevocably waive and agree not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transaction.
(iii)Guarantor and Buyer hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor and Buyer hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VII(d) shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Guarantor or its property in the courts of other jurisdictions, and nothing in this Article VII(d) shall affect the right of Guarantor to serve legal process in any other manner permitted by law or affect the right of Guarantor to bring any action or proceeding against Buyer or its property in the courts of other jurisdictions.
(iv)GUARANTOR AND BUYER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
(e)Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
(f)Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Buyer.
(g)Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. Buyer may assign or transfer its rights under this

Guaranty in accordance with the transfer of assignment provisions of the Repurchase Agreement.
(h)Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.
(i)Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
(j)Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantor. The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
(k)Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Buyer with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Buyer as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Buyer relating to the subject matter hereof.
(l)Intent. Guarantor intends that (i) this Guaranty, as it relates to the Repurchase Agreement, constitutes a security agreement or arrangement or other credit enhancement related to a “securities contract” as defined (and to the extent set forth) in Section 741(7)(A)(xi) of the Bankruptcy Code, a security agreement or arrangement or other credit enhancement related to a “master netting agreement” as defined in Section 101(38A)(A) of the Bankruptcy Code, and a security agreement or arrangement or other credit enhancement related to a “repurchase agreement” as defined (and to the extent set forth) in Section 101(47)(A)(v) of the Bankruptcy Code, and as such, is also a “securities contract”, “master netting agreement” and a “repurchase agreement,” (ii) payments and transfers under this Guaranty constitute transfers made by, to or for the benefit of a financial institution, financial participant, repo participant or master netting agreement participant within the meaning of Section 546(e), 546(f) or 546(j) of the Bankruptcy Code, and (iii) Buyer (for so long as the Buyer is a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), 362(b)(27) or 362(b)(7) of the Bankruptcy Code) shall qualify as such for the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract”, a “master netting agreement,” and a “repurchase agreement,” including the rights under Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), 546, 555, 559 and 561 of the Bankruptcy Code.
[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

PRINCIPAL CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust

By: /s/ Troy Kort
Name: Troy Kort
Title: Portfolio Manager

[Signature Page to Guaranty]